6

                               EXHIBIT 99.3


                           Vari-L Company, Inc.

                  CONFERENCE CALL SCRIPT JANUARY 19, 2001

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to the success of the products into which the Company's products are integrated, governmental action relating to wireless communications licensing and regulation, the accuracy of the Company's internal projections as to the demand for certain types of technological innovation, competitive products and pricing, the success of new product development efforts, the timely release for production and the delivery of products under existing contracts, the outcome of pending and threatened litigation and regulatory actions, the success and timeliness of the Company's efforts to restate its prior financial statements, future economic conditions generally, as well as other factors.

[Pete Pappas] Good afternoon and welcome to the Vari-L conference call. I'm Pete Pappas, interim President and Chief Executive Officer of Vari-L. Joining me is Kriss Andrews, the interim Chief Financial Officer. Rick Dutkiewicz, our new Chief Financial Officer, is not here today, as he will not be coming on board until later this month.

     Approximately five months ago, in August, my firm, BBK, was engaged by the board of directors to address a number of important issues that arose from the disclosure of accounting irregularities at Vari-L. As most of you know, these issues included restating Vari-L historical financial statements, seeking to overturn Nasdaq's delisting of the Company's stock, responding to an SEC investigation, a series of shareholder class action lawsuits, a derivative shareholder lawsuit and, perhaps most importantly, addressing the decline in shareholder confidence, and resulting shareholder value, that came about as a result of those issues. BBK is one of the largest firms of its kind in the United States and was chosen by Vari-L's board of directors due to its breadth and depth of experience and strong track record in helping to turn around troubled companies and resolving difficult issues such as those that were facing Vari-L.
Speaking for Kriss and myself, our goal from the beginning has always been to resolve Vari-L's issues in a speedy and efficient manner and, thereby, maximize the value of the Company for the shareholders.

     Today, I'm happy to announce that we've made excellent progress toward our goals. The recent release of reliable, up-to-date, financial information is the culmination of months of painstaking work by Vari-L staff and KPMG. We believe that this information is what shareholders, stockbrokers, analysts and fund managers need to shape their investment decisions and form opinions as to the future prospects of this Company. These results also confirm what we at Vari-L believe about the future of this Company -- that Vari-L is a growth company with good prospects to operate profitably in the future while playing an important part in the development of wireless infrastructure on a worldwide basis. While there are still a number of critical challenges to meet - and we will update you on those in the next few minutes - we believe that by removing the uncertainty surrounding Vari-L's historical financial results, we have eliminated a major concern of all Vari-L stockholders as well as investment professionals who may be evaluating the Company.

     The format of today's call will be as follows: Kriss Andrews will provide supporting commentary on the financial statements. I'll follow that with an update on some of the key ongoing issues and then we'll open up the call to questions and answers. I'll now turn the call over to Kriss Andrews.

[Kriss Andrews]     Thank you, Peter.  Before I get into the meat of the
financial statements I want to take this opportunity to answer a question that I know many of you have wondered about - - that is, why did it take so long for Vari-L to restate its historical financial statements.

     The answer to that question is composed of four major parts.

1. COMPLEXITY: The first part relates to the sheer complexity of the accounting irregularities that needed to be corrected. There was little information we could rely upon, and the people that had prepared the previously issued financial statements were no longer with the Company.

2. NEED TO DEVELOP GOOD SYSTEMS: The second part relates to Vari-L's lack of a good accounting system before BBK was engaged and, therefore, the need to develop and implement a sound system even before the restatement process could begin. The systems were unstable from a number of different perspectives, and the setups were not conducive to a restatement process.

3. VOLUME OF WORK: The third part is the massive amount of work that was required to reconstruct the financial data for five historical quarters dating back to the December 31, 1998 balance sheet - - this was particularly true of the work relating to reconstructing the inventory data, the fixed asset data and the stock option information. For example, reconstruction of the inventory data was probably the most time consuming part of our work. Before KPMG would even begin to consider whether the inventory could be audited Vari-L had to work backward for 18 months from June 30, 2000 quantities on a part-by-part basis for thousands of parts to reconstruct every transaction that affected those quantities. Needless to say, this was a very time consuming effort.

4. NEED FOR EXTRA CAUTION AND ACCURACY: The fourth part is the extra caution that was needed and the critical importance of absolute accuracy in order to ensure stockholder confidence in the numbers we did finally publish.

     This morning, we released unaudited condensed income statements for the three months ended September 30, 2000 and September 30, 1999; for the six months ended June 30, 2000 and June 30, 1999; and for the year ended December 31, 1999. In addition, we released unaudited condensed balance sheets for September 30, 2000; June 30, 2000; and December 31, 1999.

     I am going to discuss the statements in the order noted above.

     For the three months ended September 30, 2000, Vari-L reported revenue of $11.5 million versus $6.5 million in the same period in 1999, a very substantial increase. Gross profit in the 2000 quarter showed improvement comparable with the increase in revenue.

     Total operating expenses for the 2000 quarter increased by $2.5 million over the comparable 1999 period due to a number of factors, including $1.2 million of expenses attributable to the accounting restatements and the related shareholder litigation.

     Net loss for the quarter ended September 30, 2000 was $0.2 million, or $0.03 per share versus a profit of less than $0.1 million in the comparable 1999 quarter, or $0.01 per share.

     In order to better clarify the Company's performance and exclude the impact of certain items that we believe are non-recurring or are non-cash items we have made some alternative earnings computations excluding certain unusual items. Eliminating the impact of stock compensation and expenses relating to the accounting restatements and the related shareholder litigation, net income in the quarter ended September 30, 2000 would have been $1.3 million, or $0.18 per share, versus $0.1 million in the comparable 1999 quarter, or $0.01 per share.

     As we noted in the press release, there were some items that impacted favorably on the Company in the third quarter, such as production associated with the end of life of a contract, contract cancellation fee, long production runs as a result of the high revenue, and a favorable product mix. The revenue associated with the end of life contact was approximately $0.8 million and the cancellation fee was approximately $0.1 million. Accordingly, we do not believe it is appropriate to assume that the third quarter revenue and gross profit numbers are necessarily a fair indicator of future performance.

     We believe that, from this point forward, the Company will be reporting its financial results on a timely basis. We are not releasing final fourth quarter results today, but we have reported that we expect revenue in the three months ended December 31, 2000 to be approximately $10.9 million, as compared with the $11.5 million in the quarter ended September 30, 2000.

     Because we plan to change our fiscal year end from December 31 to June 30, we also announced results for the six months ended June 30, 2000 and the six months ended June 30, 1999.

     Revenue for the six months ended June 30, 2000 was $17.2 million versus $10.8 million for the six months ended June 30, 1999. However, gross profit for the six months ended June 30, 2000 was 40% of sales, versus 48% of sales, in the comparable 1999 period. The lower gross profit margin in the 2000 period reflected a much higher ratio of material costs to sales due in part to previous management's decision to pay higher costs in return for expedited delivery of materials.

     Net loss for the six-month period ended June 30, 2000 was $1.2 million, or $0.17 per share, compared with a loss of $0.5 million, or $0.09 per share, in the comparable six-month period in 1999.

     However, excluding the impact of stock compensation and expenses relating to accounting restatements and related shareholder litigation, net loss in the six months ended June 30, 2000 would have been $0.2million, or $0.03 per share, compared with a loss of $0.5 million, or $0.08 per share, in the 1999 period.

     We have completed the restatement of our 1999 results, and will include such restated financial statements in the transition report on Form 10-KSB/T which we intend to file with the SEC in the near future.

     For the year ended December 31, 1999, the Company reported sales of $24.2 million and a loss of $0.9 million, or $0.16 per share.

     An area of concern to shareholders has and continues to be the impact of such restatements on the reported results of the Company and its financial position.

     The Company had previously reported net income of $3.4 million for the year ended December 31, 1999, which was an incorrect amount. We included with our press release a reconciliation of such amount to the restated loss of $0.9 million for 1999. I will not go through all of the detail, but the larger issues that negatively impacted the restated results are a $1.3 million adjustment to inventories, a $4 million adjustment to the carrying value of property and equipment and a $0.7 million adjustment to intangibles and other assets. Partially offsetting these downward adjustments is the elimination of $2.1 million of deferred income taxes.

     We also included a reconciliation of the Company's previously reported equity of $49.8 million as of December 31, 1999 to the $14.4 million recorded in the restated 1999 balance sheet. Of the $35.4 million reduction in stockholders' equity, the major factors that negatively impacted equity are a $5.8 million adjustment to inventories, a $25.6 million adjustment to the carrying value of property and equipment; a $3.5 million adjustment to intangibles and other assets, and; a $2.2 million adjustment to accrued expenses. Partially offsetting these downward adjustments is the elimination of $3.7 million of deferred income taxes.

     Nonetheless, the Company's financial position remains sound. Working capital at September 30, 2000, excluding the bank loan of $9.9 million, was $16.8 million, which includes $6.3 million of cash.

     Since last August when Peter and I began this assignment, we have concluded a forbearance agreement with our primary lender, and have since extended such agreement through March 31, 2001. Restating our financial results is the first big step in initiating a permanent lending relationship with our existing primary lender or a new lender.

      That concludes my comments on the financial statements so I'll turn the call back to Peter.

[Pete Pappas] Thank you Kriss.

     Over the past several months I've had an opportunity to speak with many shareholders, brokers, analysts and portfolio managers. I've listened to their concerns and welcomed their comments and suggestions. In addition, we've published regular updates on ongoing activities in the form of news releases and shareholder letters that were carried on most news services and are all posted and chronologically listed on our website. For those of you who may not be up to speed, our website is an excellent source of historical information covering our progress. You might jot down the site address, which is www.vari-l.com

     The information we've provided has been as complete as possible under the circumstances. However, some individuals have expressed frustration that more detailed information was not made available earlier, particularly concerning financial information and the status of the lawsuits and the SEC investigation. My answer to that is very direct. First, when a public company reports accounting irregularities and a major international accounting firm like KPMG is called in to help sort things out, it is commonplace and good business practice to fully complete the restatement process and then release information in a comprehensive manner rather than release information on a piecemeal basis that could be misleading in the absence of that complete information. Second, considering the interests of shareholders, Vari-L has not publicly reported any substantive information concerning the private lawsuits or the SEC investigation. This is not only standard practice but it is common sense because to do otherwise could significantly impair Vari-L's ability to resolve those lawsuits in a timely and reasonable manner. I cannot give you any specific information today concerning settlement discussions or the responsibility of any of the individual defendants because to do so would almost certainly compromise the Company's position by delaying or even preventing a timely and fair resolution of those controversies. I can tell you, however, that I am very hopeful that there will be a prompt and fair resolution of all of the pending and threatened litigation and that, in my opinion, such a resolution would permit Vari-L to move forward and continue to strengthen its business fundamentals.

     As a result of the many phone calls we have received, we believe we have a good handle on which issues are most important to you. Today, in the interests of everyone's time, my intention is to address those issues prior to the Q&A in as much detail as possible. I need to caution you, however, that there are many highly sensitive subjects as to which I will not be able to elaborate beyond my prepared remarks. I apologize in advance if I seem to be unable to provide you with some of the details you may be interested in but, considering the Company's litigation posture, not to mention the difficulties imposed by the SEC's new Regulation FD, I really do not have any choice.


PERMANENT MANAGEMENT. The hiring of permanent management is the first issue that I'll address. The good news is that we have now hired Rick Dutkiewicz as our permanent CFO. Regarding the CEO position, we've interviewed dozens of candidates who were culled from hundreds of applications. We are now in the final stages of interviewing the top candidates for the permanent CEO position. I believe we'll be in a position to bring in a permanent CEO within the very near future. Kriss Andrews and I will both be available to help Rick and the new permanent CEO get up to speed as quickly as possible before we leave Vari-L and return to BBK, our consulting firm, and our next assignment.

ADDITIONAL BOARD MEMBERS.   In addition, as previously announced, we are
actively seeking new outside board members and we're focusing on persons who are TRULY independent. Vari-L's board of directors have already interviewed several good candidates and the board plans on considering additional persons. One result of the pending litigation and the SEC investigation, we believe, is that some of the very best potential candidates for the board will proceed very cautiously given the risks of director liability. In addition, because the selection of new board members deserves careful attention in this context, the board needs sufficient time to complete the process. I believe Vari-L's board has made good progress in recruiting additional members and we are all hopeful that these efforts will be successfully completed as soon as practicable. Obviously, as I already mentioned, the process of recruiting additional board members would be made much easier if the existing litigation were quickly and reasonably resolved.

LAWSUITS. In that regard, let me brief you on the status of those lawsuits. A number of class action lawsuits and one derivative lawsuit were filed last year shortly after the Company announced that it intended to restate its financial statements. As is customary, the class action lawsuits have been consolidated into a single lawsuit and the court has designated one law firm as lead plaintiffs' counsel to act on behalf of all plaintiffs. I believe that THAT lead counsel recognizes that Vari-L's operational strength is its primary asset, and their clients' interest will be served by a resolution which does not impair that strength. Vari-L's own legal counsel handling the litigation and the SEC investigation is a former SEC staffer with substantial experience in these matters and the process is ongoing.

     Vari-L has two directors and officers liability insurance policies that were purchased to cover situations such as this. Those policies provide total coverage of $7.5 million dollars. For the reasons I've already described, I cannot and will not speculate on potential outcomes, or comment on the existence or nature of settlement discussions or any other details of the process except to reiterate that we believe that all parties recognize that they are all best served by a timely and equitable solution.

KPMG'S AUDIT DECISION:   Next, I'd like discuss KPMG's determination that
they are unable to provide Vari-L with unqualified audit opinions on the Company's financial statements for time periods prior to the June 30, 2000
balance sheet.   As you will probably recall, Vari-L's prior auditor
resigned on July 5, 2000 and KPMG subsequently became Vari-L's new auditor. Fortunately, KPMG was present at Vari-L to observe the June 30, 2000 physical inventory so we are confident that, from June 30th onward, they will be able to audit the actual quantities of inventory on hand. Unfortunately, however, KPMG was not present to observe any physical inventories for time periods prior to June 30th and they believe that they cannot and should not rely on the work that was performed by the prior auditors. We attempted to avoid this result by making every effort possible to reconstruct the inventory quantities for time periods prior to June 30th by working backward from the known quantities observed by KPMG on June 30, 2000. Included in this "rollback" are the book-to-physical quantity adjustments that Vari-L made each quarter to bring the book quantity in line with the actual quantity that was observed during each particular physical inventory before KPMG's engagement. Vari-L had hoped that the historical book-to-physical quantity adjustments, in quarters prior to June 30, 2000, would be small. If that had been the case, then KPMG likely could have audited the "rollback". However, we actually found that the book-to-physical adjustments were very significant so that KPMG was not in a position to render an unqualified opinion on the inventory and, as a result, on the financial statements generally. As you will see, that fact is the key problem in getting relisted on Nasdaq.

NASDAQ LISTING. Regarding Nasdaq, based on some of the questions we have been hearing from shareholders, there seems to be some confusion regarding Vari-L's status with Nasdaq, and I'd like to clear that up once and for all. As most of you are aware, Nasdaq has specific listing criteria for public companies. One of their most strict criteria is the requirement that a company have at least two years of financial statements with
unqualified audit opinions (three years for bigger companies).    Let me
repeat: TWO YEARS OF UNQUALIFIED AUDITED FINANCIAL STATEMENTS. As you know, Vari-L does NOT meet that requirement at this time. Those of you who followed Vari-L last year may remember that the trading halt and de-listing process was initiated in the first place for the very reason that Vari-L's prior outside auditor withdrew their audit opinions on Vari-L's historical financial statements. Therefore, whether we like it or not, Nasdaq's decision to de-list Vari-L was completely consistent with their listing requirements and the only way that Vari-L can be relisted is for the Company to eventually have at least two years of financial statements with unqualified audit opinions (or three years if the Company gets so large that it no longer qualifies as a Small Business filer). It is theoretically possible that Nasdaq or another exchange or quotation service could make an exception to its rules for Vari-L but it is wholly unrealistic for the Company to pursue that course prior to the resolution of the pending and threatened litigation, particularly the SEC investigation.

     In the meantime, as you know, Vari-L's stock is trading on the Pink Sheets, which is two steps below Nasdaq Small Cap. The in-between step is the Bulletin Board, but that option is also closed to us at this time because the Bulletin Board also requires a company to have at least two years of audited financial statements in order to be listed. The good news is that the Pink Sheets have improved somewhat in terms of reporting and execution. And, as we have said before, we believe savvy investors will recognize value no matter what exchange a company's stock is listed on or quoted. There is recent evidence to support this belief. At year-end 2000, Vari-L stock was quoted under one dollar. Today the stock traded in the four dollar range. It may take longer than it otherwise would, but we continue to believe that Vari-L has the potential to increase shareholder value over the long term and we're optimistic about our future prospects. We are continuing our efforts to enhance the liquidity of the Company's stock, by listing it on a recognized exchange or quotation service or otherwise.

CHANGE IN FISCAL YEAR. As we recently announced, Vari-L is changing its fiscal year end to June 30, retroactive to June 30, 2000. Because we believe we'll be able to obtain unqualified audit opinions on our financial statements starting from June 30, 2000 onward, the change in fiscal year gives us a 6-month head start on meeting the requirement that we have at least 2 years of audited financials.

SEC INVESTIGATION.   The next topic is the ongoing SEC investigation.  To
date there have been no enforcement actions initiated by the SEC against Vari-L. As with any ongoing investigation, there is little sense in commenting publicly on details until the investigation is complete. Our counsel is in close communication with the SEC's staff. As a result, I will not comment on the SEC investigation, other than to reiterate that it is ongoing, that we are fully cooperating, and that we hope it comes to a speedy conclusion.

VARI-L'S INTERNAL INVESTIGATION. In addition, we've been asked if Vari-L is conducting an internal investigation to augment the SEC's investigation. As we have previously disclosed, the Audit Committee of the Board of Directors has been engaged in its own internal investigation of the matters raised by the SEC investigation and the private litigation. In addition, they are taking a very thorough look at prior accounting practices and procedures. Management is making procedural changes to correct deficiencies and we are implementing safeguards to prevent a repeat of the problems this Company experienced under prior management.

DEFENDING THE BOARD AND FORMER OFFICERS. We have also been asked a number of questions about Vari-L's current and former board members and officers who have been named as defendants in the class action or derivative lawsuits.

     First, people have asked if former CEO David Sherman is still actively working within the Company. The answer to that question is no. Mr. Sherman is required to provide consulting services under his consulting agreement with the Company on an as needed basis. He has provided some assistance to the Company in connection with a collection action brought by the Company but he has not been active at Vari-L for many months.

     Another question which has been asked is why Vari-L is helping to defend its current board members and some of the now-departed executives who are the subject of legal actions. The answer is two fold: officers and directors both past and present, have the right under Colorado corporate law and Vari-L's Articles of Incorporation and Bylaws to receive advances from the Company for their legal fees and other expenses incurred in defending claims brought against them on account of their activities while they were acting on behalf of the Company. To get those advances, they are required to pay back all funds advanced if it is subsequently determined that they did not meet the statutory standards of conduct when they were with the Company. This is the same way that virtually all directors and executives of public companies are indemnified by their current and former employers. It is standard practice. They are presumed innocent until it is proven otherwise. However, if it is determined that one or more of those individuals did not meet the applicable standards of conduct to which corporate officers and directors are held, then appropriate action will be taken, including but not limited to, termination of their rights to further advances from the Company. No such final determination has yet been made. As I've stated earlier, the SEC investigation and the Audit Committee's own internal investigation of those individuals is ongoing. Beyond that, I think it is inappropriate for anyone to jump to conclusions about those individuals until all the facts are obtained. Until that time, I do not plan to elaborate on the matter.

LEGAL ACTION BY VARI-L. The next area of interest I want to address is the status of any legal action by Vari-L against its former executives. Some of you have asked whether Vari-L has taken or intends to take legal action against Dave Sherman and/or any of the former financial executives
of the Company.   To date, Vari-L has not taken legal action against those
persons, although the Company does reserve the right to do so in the future if circumstances warrant. Obviously, if it is determined that one or more of those individuals are guilty of serious wrongdoing, then that would factor into any decision regarding a settlement and/or future legal action by the Company. At this time, however, I will not comment further on this issue for the obvious reason that it could compromise the Company's ability to achieve a timely and reasonable solution to all the legal matters that is currently faces.

STRATEGIC OPTIONS. The issue of so called "strategic options" is another matter that I'll address. Specifically, a number of persons have asked whether Vari-L is for sale or whether we've hired investment bankers.
Your board of directors and executive management team is constantly considering and weighing options to increase shareholder value.
Certainly, the possibility of an acquisition or other corporate level financing transaction which fairly recognizes the value of Vari-L's technology, customer base and human resources is always there. If someone were to make such an offer to Vari-L, then I'm sure the board would listen. If that offer was fair or more than fair, then I'm sure that the board would strongly consider such an offer. However, if that offer was less than fair, then I'm sure that the board would respond accordingly. Again, our ultimate responsibility is to build shareholder value. I'm sure the board and Vari-L's management team will appropriately consider all options to fulfill that responsibility. On the other hand, it is important for me to state that there is no "for sale" sign hanging out in front of Vari-L. We believe we have a viable company on our own and we have the potential for a very bright future once we can get the last of these past problems behind us.

  In closing, I would like to summarize some of the reasons for optimism.

o    Vari-L continues to enjoy positive sales momentum.
o Our key customers have remained loyal, which is a testament to our technology and, more importantly, to our people.
o The vast majority of our key employees have elected to stay with Vari-L and work through this difficult period notwithstanding a strong job market.
o    We continue to develop and patent important technology.
o    The growth of the wireless industry appears to remain steady.
o And finally, as evidenced by our financial statements, Vari-L's recent performance has demonstrated that the Company has the potential to grow profitably into the future.

  Prior to opening the call to questions, I want to say that while we've made a great deal of progress on many fronts, there is still much to do and some very sensitive issues remain, such as resolution of lawsuits and the SEC investigation. As a result, it would be unwise and potentially very harmful to shareholders' interests to publicly air certain details of our ongoing work. I have just covered the key issues that I know are of importance to stakeholders. I've covered them as completely as I can under the circumstances, and I will not be able to elaborate further at this time. With that said, I welcome your questions. Otherwise, I would ask that those of you contemplating follow-up questions on these issues to please understand and respect our position on this matter. If questions are asked that have already been answered, I am going to have to move on to the next question so that we can address as many new topics as possible.

  Finally, I would like to thank all of you for listening to this presentation today. I especially want to thank Vari-L's shareholders and other stakeholders for their patience during what I know has been a very frustrating and difficult period. For those of you on the call who are long-time shareholders of Vari-L, we are very pleased that you are still with us and we will try to justify your faith in our future. And for all shareholders, customers and friends of Vari-L, we are committed to finishing what we started here and moving this Company forward.

Operator, I will now open the call to questions.